EXHIBIT 5.1

April 24, 2013

Affinity Gaming
3755 Breakthrough Way, Suite 300
Las Vegas, Nevada 89135

Re: Registration Statement on Form S‑8

Ladies and Gentlemen:

I have examined the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-174089) (the “Registration Statement”) relating to the registration of common shares, $0.001 par value per share, of Affinity Gaming, a Nevada corporation (the “Registrant”), issuable pursuant to the Affinity Gaming 2011 Long-Term Incentive Plan, as amended solely to reflect corresponding administrative changes to the forms of awards available under the plan from common units to common shares (as amended, the “Plan”). The Registration Statement was originally filed by Affinity Gaming, LLC, a Nevada limited liability company (formerly known as Herbst Gaming, LLC), relating to the registration of common units, no par value, issuable pursuant to the Herbst Gaming, LLC 2011 Long-Term Incentive Plan.

Effective December 20, 2012, Affinity Gaming, LLC converted its form of organization under Nevada law from a Nevada limited liability company to a Nevada corporation under the name of Affinity Gaming. Affinity Gaming and its subsidiaries continue to conduct all of the operations previously conducted by Affinity Gaming, LLC and its subsidiaries prior to the conversion and the consolidated assets, liabilities, operations and financial condition of Affinity Gaming immediately after the conversion are the same as those of Affinity Gaming, LLC immediately prior to the conversion. The membership interests of Affinity Gaming, LLC held by its members immediately prior to the conversion were converted into common shares of the Registrant on a one-to-one basis. In connection with the conversion, all outstanding equity awards, including options, restricted stock, performance-based units or other rights to receive common units of Affinity Gaming, LLC were converted into equity awards, including options, restricted stock, performance-based units or other rights, respectively, for the same number of shares of common shares of the Registrant upon the same terms and conditions as the existing equity awards. The Registrant also assumed all of Affinity Gaming, LLC's obligations with respect to common units registered by the Registration Statement for distribution pursuant to outstanding awards, and awards to be granted, under the Plan.

The Registrant, as the successor issuer to Affinity Gaming, LLC, expressly adopted the Registration Statement, as amended by the Amendment, as its own for all purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, by filing post-effective amendments thereto pursuant to Rule 414 under the Securities Act.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Plan, such corporate records, certificates of officers of the Registrant and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that (i) the issuance by the Registrant of the common shares have been duly authorized and (ii) when issued in accordance with the terms of the Plan and the Registrant's Articles of Incorporation and addendum thereto and By-laws, the common shares will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Nevada. This opinion letter is limited to federal laws of the United States and the laws of the State of Nevada as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Amendment and further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Amendment. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

This opinion is furnished to you in connection with the filing of the Amendment and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Marc H. Rubinstein

Marc H. Rubinstein
Senior Vice President, General Counsel and Secretary